SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): April 1, 2004
                                                           -------------

                       FIRST NIAGARA FINANCIAL GROUP, INC.
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               (Exact Name of Registrant as Specified in Charter)

          Delaware                     000-23975                  42-1556195
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(State or Other Jurisdiction      (Commission File No.)       (I.R.S. Employer
      of Incorporation)                                      Identification No.)

6950 South Transit Road, P.O. Box 514, Lockport, New York         14095-0514
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(Address of Principal Executive Offices)                          (Zip Code)

Registrant's telephone number, including area code: (716) 625-7500
                                                    --------------

                                 Not Applicable
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

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Items 1, 2, 3, 4, 6, 8, 9, 10, 11, and 12: Not Applicable.

Item 5. Other Events and Regulation FD Disclosure

On April 1, 2004, First Niagara Financial Group, Inc. (NASDAQ: FNFG) and Hudson River Bancorp, Inc. (NASDAQ: HRBT) entered into a definitive Merger Agreement under which Hudson River Bancorp, Inc. will merge into First Niagara Financial Group, Inc. Under the terms of the Agreement, each share of Hudson River Bancorp stock will be valued at approximately $19.63, based on First Niagara's closing stock price of $13.87 on April 1, 2004. Hudson River stockholders will be entitled to elect to receive merger consideration in shares of First Niagara stock, cash, or a combination of stock and cash. The aggregate merger consideration is comprised of approximately 35.7 million shares of First Niagara common stock and approximately $125.0 million in cash. The actual value of the merger consideration to be paid upon closing will depend on the average stock price for First Niagara just prior to the completion of the merger. The mix of cash and stock received by each Hudson River stockholder will also be determined at that time to ensure that each share of Hudson River stock receives equal consideration. Hudson River stock options will be exchanged for First Niagara stock upon completion of the merger if not previously exercised.

A copy of the merger agreement is filed as exhibit 99.1 to this report.

Item 7. Financial Statements and Exhibits

(a)   Not Applicable.

(b)   Not Applicable.

(c)   Exhibits.

      Exhibit No.           Description
      -----------           -----------

      99.1 Agreement and Plan of Merger by and Between First Niagara Financial Group, Inc. and Hudson River Bancorp, Inc.

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                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                            FIRST NIAGARA FINANCIAL GROUP, INC.


DATE: April 2, 2004                         By: /s/ John R. Koelmel
                                                --------------------------------
                                                John R. Koelmel
                                                Chief Financial Officer
                                                (Duly authorized representative)